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                         APPENDIX 5

         SERVICE QUALITY ASSURANCE PLAN FOR R-NET

     Four major service quality measurement categories and performance levels, representing the most labor intensive service measures, are listed below. The quantity of minimum opportunity points for attaining Objective levels of service is shown on the "MINIMUM OBJECTIVE SERVICE POINT REQUIREMENT" line. In addition, however, the Company commits to allowing no more than one occurrence of Surveillance Level failure during the calendar year. Should either the "MINIMUM POINT" or the Surveillance Level requirement not be met, the Service Rebate provisions specified in the "CONDITIONS" section will apply.

                                 OBJECTIVE SERVICE OPPORTUNITIES
                                 -------------------------------
                                 Number of  Max.   1992    Min.
                                 Measured   Qty    Pct.    Qty

SERVICE MEASUREMENT 1/           Entities Points Actual 2/ Points
- - -------------------              -------- ------ -------   ------
(1) Customer trouble report rate       45   540     95%      --
(2) % Out-of-service over 24 Hr         3    36    100%      --
(3) % Missed repair appointments        3    36     92%      --
(4) Other labor intensive measures
    Simple average of the following:    8    96     57%      --
    a) Bus Ofc Ans -% Ans w/i 20 sec    1
    b) Repair Svc Ans -% Ans w/i 20 sec 1
    c) Speed of Ans-Toll & Asst Opr     1
    d) Speed of Ans-Dir Asst/Intcpt     1
    e) % Missed Installation Appts.     2
    f) % Install. comp. within 5 days   2
          MAXIMUM POINT OPPORTUNITIES  59   708     90%      --

YEARLY MINIMUM OBJECTIVE SERVICE POINT
REQUIREMENT ..........................       --     85%     602

SURVEILLANCE LEVEL FAILURES .......... 59            0        1
   (i.e., three consecutive months at                     allowed
   Weakspot Level service) 3/
- - ---------------------------------
1/ This plan assumes that the service measurements outlined herein are governed by the Company's existing procedures and definitions and the Commission's existing rules and regulations regarding Telephone Service Standards, specified in Part 603 of 16 NYCRR in effect at the time of the agreement.

2/   % of monthly reporting opportunities at Objective levels.

3/   Defined in Part 603 of 16 NYCRR.
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     R-Net will make the following additional service quality
measurements:
     (1) Monthly PSC complaints related to end user services per 100,000 access lines;
     (2) A customer satisfaction measurement covering general customer satisfaction with R-Net; and
     (3) A customer satisfaction measurement covering customer satisfaction with recent transactions with R-Net.

     RTC will develop items (2) and (3) with Staff and other interested parties, and will make initial measurements prior to Open Market Plan implementation to establish a baseline for R-Net. The parties will also define a level based on the baseline measurement that would be a target level. The frequency of these measurements will be agreed upon by the parties. R-Net will use its subsequent measurements to base corrective action if appropriate.

CONDITIONS:

1. The following table, "Penalty Impact", is based on percentages of the maximum penalty specified in the Agreement, i.e., one-half of one percent of R-Net's total local service and intraLATA toll revenues for the year in question.

2. R-Net is subject to a Service Quality penalty of up to a 100% Penalty Impact based on the following table. The table also notes Service Quality factors that may reduce the penalty, if a penalty applies due to other factors:

                                                 Penalty Impact
     a) Traditional measurements (less than           +85%
        85% Objective Service Point Opportun-
        ities on the table above, or 2 or
        more Surveillance Level failures in
        the year).

     b) PSC complaints per 100,000 access lines
        related to end user service (average of
        12 or 24 months):
             - 2.4 or less (avg of the preceding
                    12 mos) ........................  -15%
             - above 2.4 to 4.7 (avg of the
                    preceding 12 mos) ..............    0%
             - above 4.7 and less than 7.4 (avg
                    of the preceding 12 mos) .......  +15%*
             - 7.4 or more (avg of the preceding
                    24 mos) ........................  +15%**
          ( * applies only if 85% is triggered)
          (** applies whether or not 85% is triggered)

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                                               Penalty Impact
     c) Customer Satisfaction Measurements:    --------------
               Target Level Service ................  -20%
               Otherwise ...........................    0%

3. If consolidations of reporting entities occur before the end of a calendar year the "Minimum Point" requirement quantity will be reduced by 85% of the reduction in "Maximum Point
     Opportunities."

4. If one or more of the abnormal conditions set forth in 16 NYCRR Section 603.1(b) occurs, or similar circumstances, such as a concerted campaign, occur that are reasonably beyond the Company's control, the Company may, with the concurrence of the Directors of the Communications and Consumer Services Divisions,(subject to appeal to the Commission), remove the effects of such an occurrence from the PSC complaint count and the "Maximum Point Opportunities" and adjust the "Minimum Objective Service" point opportunity requirement in the same manner as described above in Condition 3. The parties agree that service levels shall be measured for the purpose of this Plan as specified in 16 NYCRR Sections 603.12 and 603.13.

5. If a period to be measured by this plan is less than a full calendar year, the criteria contained in the conditions above shall be prorated to reflect the applicable period, and the maximum penalty shall likewise be prorated.


(app5svc.1)
5/13/94 pm